EXHIBIT 99.1

Global Geophysical Services Prices $50 Million Private Senior Notes Offering

Proceeds to Reduce Borrowings on Revolving Credit Facility

HOUSTON, March 23, 2012 (GLOBE NEWSWIRE) -- Global Geophysical Services, Inc. (NYSE:GGS) today announced that it priced a private offering of $50 million in aggregate principal amount of 10 1/2% senior notes due 2017 (the "notes") to qualified institutional buyers pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933. Reflecting initial purchaser discounts, the transaction was priced with a yield to maturity of 12.106%. The closing of the Company's private notes offering is expected to occur on March 28, 2012, subject to customary closing conditions. The notes will be guaranteed on a senior basis by each of the Company's domestic subsidiaries.

The Company estimates that its net proceeds from the private notes offering will be approximately $45.5 million after deducting the initial purchasers' discounts, offering expenses and original issue discount. The net proceeds of the transaction will be applied to reduce the indebtedness under our revolving credit facility.

The notes and the guarantees thereof have not been registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act of 1933 and any applicable state securities laws.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of an offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Global Geophysical

Global Geophysical Services, headquartered in Houston, TX, provides an integrated suite of seismic data solutions to the global oil and gas industry including high-resolution RG-3D Reservoir Grade™ seismic data acquisition, autonomous nodal technology, microseismic monitoring, seismic data processing and interpretation services, and Multi Client data products. Global Geophysical Services combines experience, innovation, operational safety and environmental responsibility with leading edge technology to facilitate the success of its clients by providing them the tools to Gain InSight. To learn more about Global Geophysical Services, visit www.GlobalGeophysical.com.

The Global Geophysical Services, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7300

CONTACT: Global Geophysical Services, Inc.
         Mathew Verghese, Chief Financial Officer
         (713) 808-1750
         Fax: (713) 972-1008
         IR@globalgeophysical.com
         www.globalgeophysical.com